Exhibit T3B.5

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAP REAL ESTATE, LLC

This Fourth Amended and Restated Limited Liability Company Agreement (together with the schedules and exhibits attached hereto, this “Agreement”) of MAP Real Estate, LLC, a Delaware limited liability company, (the “Company”), is entered into by Toys “R” Us Property Company I, LLC, a Delaware limited liability company (“Toys PropCo”), as the sole equity member (the “Economic Member” or the “Managing Member”), and Richard B. Ford and Ricardo Beausoleil, each individually in his or her capacity as a non-equity member of the Company (collectively, the “Independent Members”), as members (collectively, the “Members”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, Toys “R” Us – Mass, Inc., Toys “R” Us – Penn, Inc., and Toys “R” Us – Ohio, Inc. (the “Original Members”) entered into the Limited Liability Company Agreement of the Company, dated as of July 21, 2005 (the “Original Agreement”);

WHEREAS, pursuant to the Contribution Agreement by and among the Original Members and Wayne Real Estate Holding Company, LLC, a Delaware limited liability company (“Wayne Holding”), dated as of July 21, 2005, the Original Members contributed their interest in the Company to Wayne Holding;

WHEREAS, Wayne Holding amended and restated the Original Agreement in its entirety pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 21, 2005 (the “Amended and Restated Agreement”);

WHEREAS, pursuant to the Contribution Agreement by and between the Economic Member and Wayne Holding, dated as of December 31, 2005, Wayne Holding contributed its interest in the Company to the Economic Member;

WHEREAS, the Members amended and restated the Amended and Restated Agreement in its entirety pursuant to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 9, 2005 (the “Prior Agreement”);

WHEREAS, the Members amended and restated the Prior Agreement in its entirety pursuant to the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 9, 2009 (the “Existing Agreement”);

WHEREAS, the Members desire to amend and restate the Existing Agreement in its entirety, as is more particularly set forth below.

The parties hereto, by execution of this Agreement, hereby continue the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § Section 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Members hereby agree as follows:

Section 1.    Name.

The name of the limited liability company continued hereby is MAP Real Estate, LLC.

Section 2.    Principal Business Office.

The principal business office of the Company shall be located at c/o Toys “R” Us Inc., One Geoffrey Way, Wayne, New Jersey 07470 or such other location as may hereafter be determined by the Economic Member.

Section 3.    Registered Agent and Office.

The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company. The address of the registered agent and registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 4.    Members.

(a)    The mailing address of the Economic Member is set forth on Schedule B attached hereto. The mailing address of each Independent Member is set forth on Schedule C attached hereto. The Economic Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Prior Agreement.

(b)    Subject to Section 8(d), the Economic Member may act by written consent.

(c)    (i) Unless and until the Loans are no longer outstanding, an Independent Member may be removed by the Economic Member only for Cause. Upon the occurrence of any event that causes an Independent Member to cease to be a member of the Company, unless and until the Loans are no longer outstanding, a new Independent Member, who shall fulfill the independence requirements set forth in Section 4(d) hereof, shall be appointed and admitted to the Company forthwith by the remaining Members and no decision requiring the consent of the Independent Members shall be taken in the interim period before a new Independent Member is appointed and admitted. No resignation or removal of an Independent Member and no appointment and admission of a successor Independent Member, shall be effective until such successor shall have accepted his or her appointment and admission as an Independent Member by a written instrument in which he or she agrees to be bound by all of the terms and conditions of this Agreement applicable to an Independent Member and to be admitted as a member of the Company. All right, power and authority of an Independent Member shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Member shall at any time serve as trustee in bankruptcy for any Affiliate (as defined herein) of the Company. The Administrative Agent, on behalf of the lenders under the Credit Facility, shall be a third party beneficiary of this Section 4(c) and shall have the right to enforce the terms of this Section to their fullest extent.

(ii) Each of the matters described in Section 8(d) (including, but not limited to any Material Action), must be approved by two Independent Members and to the fullest extent permitted by law, including Section 18 1101(c) of the Act, the Independent Members (A) shall consider only the interests of the Company (including its creditors) as a stand-alone business entity and (B) shall not be required or permitted to consider the interests of the Members of the Company or any direct or indirect owner of the Members.

(d)    An Independent Member shall mean an individual who (A) at the time of his or her admission as a member of the Company is employed by (or is otherwise designated to act as a director or member by) CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Corporation or one of their respective affiliates or, if none of those companies is then in the business of providing professional independent directors or managers for special purpose entities, any other nationally recognized company that provides professional independent directors or managers for special purpose entities in the ordinary course of its business (provided that if no such nationally recognized company then exists, then Independent Member shall mean any individual who otherwise meets the requirements of clause (B) below) and (B) shall not have been at the time of such individual’s appointment, and may not have been or be at any time (i) a partner, member, shareholder of, or an officer or employee of, the Company or any of its respective partners, members, shareholders, subsidiaries or Affiliates (other than his or her service as an Independent Member or similar capacity of the Company or its Affiliates), (ii) a customer of, or supplier to, the Company or managing member of the Company or any of their respective partners, members, shareholders, subsidiaries or Affiliates (other than an Independent Member provided by a corporate services company that provides independent persons in the ordinary course of its business), (iii) a Person controlling any such partner, member, shareholder, supplier or customer or (iv) a member of the immediate family of any such shareholder, officer, employee, supplier or customer of any other director of the Company or of the managing member of the Company. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

(e)    For the purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

(f)    Each Independent Member shall remain independent from the Economic Member and perform its obligations under this Agreement, shall be a member of the Company for the limited purposes provided herein and to perform its obligations as an Independent Member hereunder, and the Company and the Economic Member agree that each Independent Member will be a member of the Company for such limited purposes. The Company, the Economic Member and each Independent Member agree that pursuant to the Act each Independent Member: (i) will not make, and will not be obligated to make, a contribution to the Company; (ii) will not own, and will not be obligated to acquire a limited liability company interest in the Company; and (iii) will have no management, approval, voting, consent or veto rights in the Company under the Act or this Agreement, other than to the extent that its affirmative vote, approval or consent is required for the Company or the Economic Member to perform certain acts or take certain actions as expressly provided in this Agreement. The Independent Members may not bind the Company.

Section 5.    Certificates.

Thaddine G. Gomez is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware and such filing is hereby ratified and confirmed in all respects. Michael L. Tumolo is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Amended and Restated Certificate of Formation with the Secretary of State of the State of Delaware and such filing is hereby ratified and confirmed in all respects. Michael L. Tumolo is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Second Amended and Restated Certificate of Formation with the Secretary of State of the State of Delaware and such filing is hereby ratified and confirmed in all respects. Upon the filing of the Second Amended and Restated Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Economic Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Economic Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the states in which the Property is located and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation, as provided in the Act.

Section 6.    Purpose.

The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a)    Notwithstanding any provision hereof (except Section 6(b) or 6(c)) or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: The nature of the business and of the purposes to be conducted and promoted by the Company, is to engage solely in the following activities:

(i)	To acquire the property more specifically described on Exhibit A attached hereto and any similar property (the “Property”).

(ii)

To own, hold, sell, lease, assign, transfer, operate, finance (including through the issuance of the Guarantee or borrowing of the Loans or any borrowing or issuance of indebtedness or hedging obligations permitted under the Credit Facility) and otherwise deal with the Property.

(iii)	To engage in any activities permitted under the terms of the Credit Facility.

(iv)	To exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

(b)    The Company is hereby authorized to execute, deliver and perform, and the Economic Member or any Officer, on behalf of the Company, is hereby authorized to execute and deliver, the Basic Documents, other credit facilities, debt agreements, hedge agreements, leases and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, including any amendment or restatement of any of the foregoing, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement and the execution, delivery and performance of any such documents prior to the date of this Agreement is hereby ratified and confirmed in all respects, notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Economic Member, or an Officer, to enter into contracts, certificates, agreements, instruments and other documents on behalf of the Company.

(c)    Notwithstanding any provision to the contrary contained in this Agreement, the Company has the power and authority to conduct its business as described in Toys Propco’s Annual Report on Form Section 10-K for the fiscal year ended February 2, 2013 filed with the United States Securities and Exchange Commission on May 3, 2013.

Section 7.    Powers.

Subject to Section 8(d), the Company, and the Economic Member on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8.    Management.

(a)    Subject to Section 8(d), the business and affairs of the Company shall be managed by or under the direction of the Economic Member. Subject to Section 4 and this Section 8, the Economic Member may determine at any time in its sole and absolute discretion the number of Independent Members, provided that the number of Independent Members shall never be less than two (2). The initial number of Independent Members shall be two (2). The initial Independent Members designated by the Economic Member are Richard B. Ford and Ricardo Beausoleil.

(b)    Powers. Subject to Section 8(d), the Economic Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 6 and Section 8, the Economic Member has the authority to bind the Company.

(c)    Economic Member as Agent. To the extent of its powers set forth in this Agreement and subject to Section 8(d), the Economic Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Economic Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d)    Limitation on Activities.

(i)	This Section 8(d) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	So long as the Loans are outstanding, the Economic Member shall not amend, alter, change or repeal the definition of “Independent Member” or

“Material Action” or Section 4(c), 4(d), 4(e), 4(f), 6, 7, 8, 9, 11, 12, 13, 15, 16, 19, 20, 21, 22, 23, 24, 25, 28, 29 or 30 or Schedule A of this Agreement without the unanimous written consent of the Independent Members. Subject to this Section 8(d), the Economic Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)

So long as the Loans are outstanding, the Company shall not incur, create or assume or suffer to permit the incurrence, creation or assumption of (1) any Liens (as defined in the Credit Facility) on or agreements granting rights in or restricting the use or development of all or any portion of the Property or any legal or beneficial interest therein, except for Permitted Liens (as defined in the Credit Facility) or as permitted under the Credit Facility or (2) indebtedness secured by an interest in the Company or any Subsidiary (as defined in the Credit Facility) or all or any part of the Property or any other property or assets of the Company or any Subsidiary or any interest therein, except for Permitted Liens or as permitted under the Credit Facility.

(iv)

Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Economic Member, any Officer or any other Person, neither the Economic Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Members (including all Independent Members), to take any Material Action; provided, however, that no Material Action shall be consented to unless there are at least two (2) Independent Members then serving in such capacity. The Administrative Agent, on behalf of the lenders under the Credit Facility, shall be a third party beneficiary of this Section 8(d)(iv) and shall have the right to enforce the terms of this Section to their fullest extent.

(v)

For so long as any of the Loans are outstanding, in addition to the other provisions set forth in this Agreement, the Company shall comply with the following (any references in this Section 8(d)(v) to “Affiliate,” “Person” or “others” shall be construed to exclude any of Toys PropCo, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC, TRU 2005 RE II Trust and any other guarantors of the Loans from time to time who are subsidiaries of Toys PropCo and have an organizational document containing substantially the terms of Section 4(c), 4(d), 4(e), 4(f), 6, 7, 8, 9, 11, 12, 13, 15, 16, 19, 20, 21, 22, 23, 24, 25, 28, 29 or 30 and (as applicable to the foregoing provisions) Schedule A hereof):

1.

establish and maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates and shall allocate fairly and reasonably any overhead for shared office space;

2.	maintain its own books and records and bank accounts separate and apart from those of any Affiliate or any other Person;

3.

not commingle assets with those of any Affiliate (provided that funds and other assets of the Company may be paid as distributions to Economic Member and Economic Member may make capital contributions to the Company as set forth in this Agreement);

4.	conduct its own business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

5.	maintain financial statements separate from any Affiliate;

6.

pay its own liabilities only out of its own funds, including salaries of any employees, provided that the foregoing shall not require the Economic Member to make any additional capital contributions to the Company;

7.

maintain an arm’s length relationship with any Affiliate and not enter into or be a party to any transaction with any other Person other than an arm’s length transaction (it being acknowledged by the Members that the Basic Documents satisfy the provisions of this Section 8(d)(v)(7));

8.

maintain adequate capital in light of its contemplated business operations, transactions and liabilities, provided that the foregoing shall not require the Economic Member to make any additional capital contributions to the Company;

9.

except as may result from the execution, delivery and performance by the Company of, or as permitted under, the Basic Documents, not guarantee or become obligated for the debts of any other entity, including any Affiliate, or hold out its credit or assets as being available to satisfy the obligations of others or pledge its assets for the benefit of any other Person;

10.

except as may result from the execution, delivery and performance by the Company of, or as permitted under, the Basic Documents, not acquire obligations or securities of its other partners, members or shareholders;

11.	use stationery, invoices and checks separate from those of any Affiliate;

12.

except as may result from the execution, delivery and performance by the Company of, or as permitted under, the Basic Documents, not borrow any funds or enter into any loan transactions as a borrower, guarantor or obligor, in each case with any Affiliate or make any loans or advances to any Affiliate;

13.	at all times hold itself out to the public and all other Persons as a legal entity separate from the Economic Member and any other Person;

14.	correct any known misunderstanding regarding its separate identity;

15.

file its own tax returns, if any, as may be required under applicable law, to the extent (x) not part of a consolidated group filing a consolidated return or returns or (y) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

16.	maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; and

17.	cause the Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing.

Failure of the Company or the Economic Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement, shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

Section 9.    Officers.

(a)    The Economic Member may appoint one (1) or more officers of the Company (each, an “Officer”), including, without limitation, a President, a Chief Executive Officer, a Chief Operating Officer, a Secretary, a Treasurer, one (1) or more Vice Presidents and one (1) or more Assistant Secretaries, and Assistant Vice Presidents. Any two (2) or more offices may be held by the same person. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Economic Member deem necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Economic Member. In addition, unless the Economic Member decides otherwise, if the title given to such Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall serve at the pleasure of the Economic Member, and the Economic Member may remove any person as an Officer and/or appoint additional persons as Officers, as the Economic Member deems necessary or desirable. Any Officer may resign at any time by giving written notice of such resignation to the Economic Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Economic Member and the acceptance of such resignation shall not be necessary to make it effective. Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer.

(b)    The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Economic Member not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company.

Section 10.    Certification of Limited Liability Company Interests.

The name and address of, and the percentage of limited liability company interests held by the Economic Member are set forth on Schedule B hereto, as the same may be amended from time to time. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and shall be governed by, (a) Article 8 (including Section 8-102(a)(15)) of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “DEUCC”) and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the DEUCC, such provision of Article 8 of the DEUCC shall be controlling. Upon the issuance of limited liability company interests in the Company to any Person in accordance with the provisions of this Agreement, the Company may issue one (1) or more non-negotiable certificates in the name of such Person substantially in the form of Exhibit B hereto (a “Share Certificate”), which evidences the ownership of the limited liability company interests in the Company of such Person. Each such Share Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Share Certificate and shall be signed by the Economic Member or an Officer on behalf of the Company. Upon an Economic Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by a Share Certificate, the transferee of such limited liability company interests in the Company shall deliver such Share Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Share Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Economic Member a new Share Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Share Certificate and that are not being transferred. The Company shall maintain books for the purpose of registering the transfer of limited liability company interests. Notwithstanding any provision of this Agreement to the contrary, a transfer of limited liability company interests requires delivery of an endorsed Share Certificate and shall be effective upon registration of such transfer in the books of the Company.

Section 11.    Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Economic Member nor any Independent Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Economic Member, or Independent Member of the Company.

Section 12.    Capital Contributions.

The Economic Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 4(f), the Independent Members shall not be required to make any capital contributions to the Company.

Section 13.    Additional Contributions.

The Economic Member is not required to make any additional capital contribution to the Company. However, the Economic Member may make additional capital contributions to the Company at any time upon the written consent of such Economic Member. To the extent that the Economic Member makes an additional capital contribution to the Company, the Economic Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Economic Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Economic Member.

Section 15.    Distributions.

Distributions shall be made to the Economic Member at the times and in the aggregate amounts determined by the Economic Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Economic Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 16.    Books and Records.

The Economic Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Economic Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Economic Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Economic Member.

Section 17.    Intentionally Omitted.

Section 18.    Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Economic Member and any Independent Member and any Affiliate of the Economic Member or the Independent Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19.    Exculpation and Indemnification.

(a)    To the fullest extent permitted by applicable law, neither the Economic Member, any Independent Member nor any Officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)    To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and the Economic Member shall not have personal liability on account thereof; and provided further, that so long as any of the Loans are outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 19 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c)    To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Economic Member might properly be paid.

(e)    The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f)    Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: Any indemnification or exculpation shall be fully subordinated to any obligations respecting the Property and shall not, to the fullest extent permitted by law, under any circumstances, constitute a claim (as defined in Section 11 U.S.C. § 101(5) or otherwise) against the Company in the event that cash flow is insufficient to pay such obligations or for the purpose of commencing an involuntary bankruptcy proceeding, under the U.S. Bankruptcy Code (11 U.S.C. § 101 et seq., as amended or replaced) or otherwise.

(g)    The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20.    Assignments.

The Economic Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 22, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Economic Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Economic Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Economic Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Economic Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 21.    Resignation.

So long as any of the Loans are outstanding, the Economic Member may not resign, except as permitted under the Basic Documents. If the Economic Member is permitted to resign pursuant to this Section 21, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Economic Member shall cease to be a member of the Company.

Section 22.    Admission of Additional Members.

One (1) or more additional Economic Members of the Company may be admitted to the Company with the written consent of the Economic Member.

Section 23.    Dissolution.

(a)    Subject to Section 8(d), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) unless and until there are no Loans outstanding, the sale or disposition of all of the Company’s assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition, (ii) unless and until there are no Loans outstanding, the written consent of the Economic Member, (iii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Economic Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (1) an assignment by the Economic Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 20 and Section 22 or (2) the resignation of the Economic Member and the admission of an additional member of the Company pursuant to Section 21 and Section 22), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)    Notwithstanding any other provision of this Agreement, the Bankruptcy of the Economic Member or an Independent Member shall not cause the Economic Member or Independent Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)    Notwithstanding any other provision of this Agreement, each of the Economic Member and the Independent Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Economic Member or an Independent Member, or the occurrence of an event that causes the Economic Member or a Independent Member to cease to be a member of the Company.

(e)    The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Economic Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24.    Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement or the Basic Documents, to the fullest extent permitted by law, each of the Economic Member and the Independent Members hereby irrevocably waives any right or power that such Person might have to cause the appointment of a receiver for all or any portion of the assets of the Company, to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Economic Member shall not have any interest in any specific assets of the Company, and the Economic Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interest of the Economic Member in the Company is personal property.

Section 25.    Benefits of Agreement; No Third-Party Rights.

Except as set forth in Section 8(d)(iv) and Section 4(c), none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Economic Member or an Independent Member. Except as set forth in Section 8(d)(iv) and Section 4(c), nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 26.    Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.    Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28.    Binding Agreement.

Notwithstanding any other provision of this Agreement, the Economic Member agrees that this Agreement, constitutes a legal, valid and binding agreement of the Economic Member and is enforceable against the Economic Member by the Independent Members, in accordance with its terms.

Section 29.    Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30.    Amendments.

Subject to Section 8(d), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Economic Member.

Section 31.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32.    Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Economic Member, to the Economic Member at its address as listed on Schedule B attached hereto, (c) in the case of the Independent Members at the addresses as listed on Schedule C attached hereto and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other party.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Third Amended and Restated Limited Liability Company Agreement as of the 21’ day of August, 2013.

ECONOMIC MEMBER:

TOYS “R” US PROPERTY COMPANY I, LLC

By: Wayne Real Estate Holding Company, LLC, its Managing Member

By: Toys “R” Us, Inc., its Managing Member

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Senior Vice President – Treasurer

[Signatures continue on the following page]

INDEPENDENT MEMBERS:

/s/ Richard B. Ford
Name: Richard B. Ford

/s/ Ricardo Beausoleil
Name: Ricardo Beausoleil

EXHIBIT A

Property Description

Store Number	City	State
6450	Framingham	MA
7505	Framingham	MA
7507	Dedham	MA
7508	Springfield	MA
7512	Swansea	MA
8919	Lima	OH
8930	Cincinnati	OH
8934	Heath	OH
9233	Mansfield	OH
9275	Toledo	OH
9284	North Olmsted	OH
6387	Whitehall	PA
6467	Wilkes-Barre	PA
6470	Erie	PA
8305	Philadelphia	PA
8309	Philadelphia	PA
8315	Camp Hill	PA
8317	Wyncote	PA
8326	Lancaster	PA
8328	Exton	PA
Plank Rd. &
8368	Orchard Ave.	PA
9214	West Mifflin	PA
9216	Washington	PA

EXHIBIT B

Share Certificate

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number                                                                % Percent Interest

                         , a Delaware limited liability company (the “Company”), hereby certifies that                         , a Delaware limited liability company (together with any assignee of this Certificate, the “Holder”) is the registered owner of          percent of the limited liability company interests in the Company (the “Interests”). The rights, powers, preferences, restrictions and limitations of the Interests are set forth in, and this Share Certificate and the Interests represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of                      , 20    , as the same may be amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Share Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Each Interest shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Share Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

Dated:	By:
Name:
Title:

(REVERSE SIDE OF SHARE CERTIFICATE)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                  (print or typewrite name of transferee), (insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company:                                  (identify                  the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints                          and its authorized officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)
Address:

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of the percentage of limited liability company interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above. Capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Substitute Member shall be effective as of     .

Name of Transferee (Print)

Dated:	Signature:
(Transferee)
Address:

The Company has determined (a) that the Transfer described above is permitted by the Limited Liability Company Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a substitute member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute member.

By:

Name:
Title:

SCHEDULE A

Definitions

A.    Definitions

When used in this Agreement, the following terms have the following meanings:

“Act” has the meaning set forth in the recitals to this Agreement.

“Administrative Agent” means the administrative agent, trustee or other agent serving in a similar role under the Credit Facility.

“Affiliate” means any Person controlling or controlled by or under common control with the Company including, without limitation (i) any Person who has a familial relationship, by blood, marriage or otherwise with any partner or employee of the Company, or any affiliate thereof and (ii) any Person which receives compensation for administrative, legal or accounting services from this limited liability company, or any affiliate. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules and exhibits attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Amended and Restated Certificate of Formation” means the Amended and Restated Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 9, 2005.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy, insolvency or similar proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute (including the U.S. Bankruptcy Code, Section 11 U.S.C. § 101 et seq., as amended or replaced), law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, assignee, conservator, custodian or other similar official for the benefit of the creditors of such person over all or any substantial part of its properties or (vii) if one hundred and twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any U.S., state or foreign statute, law or regulation (including the U.S. Bankruptcy Code, Section 11 U.S.C. § 101 et seq., as amended or replaced), if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and Section 18-304 of the Act.

“Basic Documents” means the Credit Facility, the Guarantee, the Master Lease, the Domestic Services Agreement and all documents and certificates contemplated thereby or delivered in connection therewith, including any amendment or restatement of any of the foregoing.

“Cause” means, with respect to an Independent Member, any of the following: (i) acts or omissions by such Independent Member that constitute gross negligence, bad faith or willful disregard, misconduct or failure on the part of such Independent Member in the performance of his or her duties under this Agreement, (ii) that such Independent Member has engaged in or has been charged with, or has been convicted of (or entered a plea of nolo contendere (or a similar plea) to), fraud or other acts constituting a crime under any applicable law, (iii) such Independent Member’s commission of intentional or wrongful damage to property of the Company or an affiliate or (iv) that for any reason such Independent Member is no longer employed by the service company that employed such Independent Member at the time of becoming an Independent Member, in each case, as determined in good faith by the Economic Member.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 7, 2005, as amended or amended and restated from time to time.

“Company” means MAP Real Estate, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 19(a).

“Credit Facility” means the Term Loan Credit Agreement, dated as of August 21, 2013, among Toys “R” Us Property Company I, LLC, the lenders party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent, as amended, modified or restated from time to time.

“Domestic Services Agreement” means the Domestic Services Agreement between Toys “R” Us – Delaware, Inc. and certain subsidiaries of Toys “R” Us, Inc., dated as of January 29, 2006, as amended, modified or restated from time to time.

“Economic Member” means Toys PropCo, as the equity member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Economic Member” shall not include the Independent Members.

S-A-2

“Guarantee” means the Guarantee of the Loans by the Guarantors, dated as of August 21, 2013, as amended, modified or restated from time to time.

“Guarantors” means collectively, the Company, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC and TRU 2005 RE II Trust.

“Independent Members” has the meaning set forth in the preamble to this Agreement.

“Loans” means the Term Loans (as defined in the Credit Facility).

“Master Lease” means the Amended and Restated Master Lease Agreement among the Company, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC and TRU 2005 RE II Trust, collectively as Landlord, and Toys “R” Us – Delaware, Inc., as Tenant, dated as of July 9, 2009, as amended, modified or restated from time to time.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy, insolvency or similar proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal, state or foreign law relating to bankruptcy (including the U.S. Bankruptcy Code, Section 11 U.S.C. § 101 et seq., as amended or replaced), or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Members” has the meaning set forth in the preamble to this Agreement.

“Officer” has the meaning set forth in Section 9.

“Person” has the meaning set forth in Section 4(e).

“Second Amended and Restated Certificate of Formation” means the Amended and Restated Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 9, 2009, as amended or amended and restated from time to time.

“Toys PropCo” means Toys “R” Us Property Company I, LLC, a Delaware limited liability company.

B.    Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

S-A-3

SCHEDULE B

Economic Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interests Held By Such Member
Toys “R” Us Property Company I, LLC	c/o Toys “R” Us Inc., One Geoffrey Way, Wayne, NJ 07470	$100	100%

SCHEDULE C

Independent Members

Name	Mailing Address
Richard B. Ford	c/o NRAI Entity Services, LLC 1209 Orange Street Wilmington, DE 19801
Ricardo Beausoleil	c/o NRAI Entity Services, LLC 1209 Orange Street Wilmington, DE 19801